FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

This First Amendment (the “First Amendment”) to the Amended and Restated Limited Liability Company Agreement, dated as of June 25, 2003 (the “Current Agreement”), of JCM PARTNERS, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 21st day of June, 2005 by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Agreement as defined herein. The Current Agreement, as amended by this First Amendment, is referred to herein as the “Agreement.”

WHEREAS, as of the date of this First Amendment, there are 14,411,583 Class 1 Units, 15,044,129 Class 2 Units and 31,611,243 Class 3 Units issued and outstanding; 7,143,000 Series B Preferred Units issued and outstanding; no other classes of Units or series of Preferred Units outstanding; and no options or rights outstanding to purchase or acquire any Units or Preferred Units of the Company;

WHEREAS, as of the date of this First Amendment, of the Class 1, 2 and 3 Units and Series B Preferred Units issued and outstanding, 6,864,002 Class 1 Units, 7,165,274 Class 2 Units, 15,055,920 Class 3 Units and no Series B Preferred Units are owned by Members other than the Company’s wholly-owned subsidiary;

WHEREAS, Section 2.2.1.3 of the Current Agreement provides that an amendment to the Current Agreement, other than when amending provisions which may be modified by the Board of Managers alone, shall require a vote of the Members of the Company;

WHEREAS, when the Board of Managers has first approved an amendment, Section 2.3.4.1(i) of the Current Agreement permits the amendment of the Current Agreement upon the receipt of the affirmative consent of a majority (or greater, if required) of the Units and Preferred Units entitled to vote on such action and who are present in person or by proxy at a duly called and held meeting;

WHEREAS, the Board of Managers approved this First Amendment on March 23, 2005, subject to the approval of the Members;

WHEREAS, Section 2.3.1 of the Current Agreement provides that, subject to the class voting rights set forth in Sections 2.2.2 and 2.2.3 of the Current Agreement, all Units and Preferred Units shall vote together as one group;

WHEREAS, Section 2.2.2.4 of the Current Agreement provides that Members who are holders of Units or Preferred Units whose rights are not affected by the amendment shall not have any voting rights on the amendment;

WHEREAS, Section 2.2.3 of the Current Agreement provides that where a class of Units or series of Preferred Units would be adversely affected in a different manner than other classes of Units or series of Preferred Units by an amendment, the class of Units or series of Preferred Units that is adversely affected in a different manner shall have the additional right to vote as a separate class on such amendment;

WHEREAS, Members evidencing a majority of the issued and outstanding Class 1 Units, Class 2 Units, Class 3 Units and Series B Preferred Units voting together as a group and who were present in person or by proxy at a duly called and held meeting of the Company have approved this First Amendment at a meeting of the Members held on June 21, 2005;

WHEREAS, the special class voting rights did not apply to the First Amendment;

WHEREAS, pursuant to Section 9.3 of the Current Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

WHEREAS, this First Amendment amends Sections 7.4.3 of the Current Agreement by deleting the reference to Section 7.4.2.4(b) of the Current Agreement;

WHEREAS, prior to this First Amendment being approved by the Members, the Company mailed to the Members a Proxy Statement, dated May 18, 2005, a copy of which the Company also filed with the Securities and Exchange Commission; and

WHEREAS, the Secretary desires to carry out the desires of the Members approving this First Amendment by signing this First Amendment on behalf of all of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this First Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
MISCELLANEOUS PROVISIONS

1.1 Inconsistencies. To the extent of any inconsistencies between the terms of this First Amendment and the terms of the Current Agreement, the terms of this First Amendment shall control.

1.2 Full Force and Effect. The Current Agreement, as modified herein, remains in full force and effect as the agreement of the parties.

1.3 Defined Terms. Terms not defined in this First Amendment shall have the meanings set forth in the Current Agreement.

ARTICLE II
AMENDMENTS

2.1 Section 7.4.3 of the Current Agreement is amended by deleting the phrase “and Section 7.4.2.4(b) herein”.

IN WITNESS WHEREOF, this First Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 1.4.3 of the Current Agreement.

JCM PARTNERS, LLC
a Delaware limited liability company

By	/s/ Gayle M. Ing

Gayle M. Ing, Secretary/Attorney-In-Fact